CONSENT OF GLJ PETROLEUM CONSULTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8: File Nos. 333-89251, 333-108465 and 333-129803 of Energy Exploration Technologies Inc. of references to our name and our report dated October 31, 2005 and of information derived from the report which appear in this Form 20-F for the year ended December 31, 2006.

/s/ GLJ Petroleum Consultants

GLJ Petroleum Consultants

Calgary, Alberta
June 14, 2007